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                                                                     EXHIBIT 5.1





                                 August 20, 1999



Board of Directors
Aronex Pharmaceuticals, Inc.
8707 Technology Forest Place
The Woodlands, Texas 77381-1191

Gentlemen:

         We have acted as counsel to Aronex Pharmaceuticals, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of up to (i) 3,073,980 shares (the "1989 Plan Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), in addition to the 750,000 shares of Common Stock previously registered, pursuant to the Company's Amended and Restated 1989 Stock Option Plan (the "1989 Plan"); (ii) 350,000 shares (the "Director Plan Shares") of Common Stock, in addition to the 250,000 shares of Common Stock previously registered, pursuant to the Company's Amended and Restated 1993 Non-Employee Director Stock Option Plan (the "Director Plan"); and (iii) 750,000 shares (the "1998 Plan Shares" and, together with the 1989 Plan Shares and the Director Plan Shares, the "Shares") of Common Stock pursuant to the Company's 1998 Stock Option Plan (the "1998 Plan" and, together with the 1989 Plan and the Director Plan, the "Plans");

         In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, on information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

         Based on the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares will, when issued in accordance with the terms of the Plans, be duly authorized, fully paid and validly issued.

         This opinion is limited in all respects to the General Corporation Law of the State of Delaware and the laws of the United States of America insofar as such laws are applicable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,



                                        ANDREWS & KURTH L.L.P.